Exhibit 10.6

TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of July 1, 2014, between International Paper Company, a New York corporation (“IP”), and Veritiv Corporation, a Delaware corporation (“Spinco” and, together with IP, the “Parties”).

WHEREAS, IP, Spinco and UWW Holdings, Inc., a Delaware corporation, have entered into the Contribution and Distribution Agreement, dated as of January 28, 2014 (the “Contribution and Distribution Agreement”), pursuant to which, among other things, certain assets and liabilities constituting the Spinco Business will be transferred to Spinco and its Subsidiaries, and all of the outstanding shares of Spinco Common Stock will be distributed to IP’s stockholders;

WHEREAS, the Spinco Business uses certain services provided by IP or by third parties under contract to IP, and Spinco desires to obtain the use of these services for the purpose of enabling it to manage an orderly transition;

WHEREAS, Spinco acknowledges that IP is not in the business of providing such services to third parties; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution and Distribution Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Additional Services” has the meaning set forth in Section 2.11.

“Agreement” has the meaning set forth in the preamble.

“Contribution and Distribution Agreement” has the meaning set forth in the recitals.

“Distribution Date” means the date of closing of the transactions contemplated by the Contribution and Distribution Agreement.

“Excluded Services” are those services set forth on Schedule II hereto.

“First Extension Period” means the period of time from and including the 13th month following the Distribution Date through and including the 18th month following the Distribution Date.

“Intellectual Property” means, collectively, any U.S. and non-U.S. issued, registered, unregistered and pending: (i) patents and patent applications (including any divisionals,

continuations, continuations-in-part, reissues, renewals, re-examinations, extensions, provisional and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor; (ii) works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration; (iii) trademarks and service marks (including those which are protected without registration due to their well-known status), trade names, corporate names, domain names, logos, slogans, taglines, trade dress, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing; (iv) unpatented inventions (whether or not patentable), trade secrets under applicable law, know-how and confidential or proprietary information, including (in whatever form or medium), discoveries, ideas, compositions, rights in software (including all source and object code related thereto), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, pricing and cost information, correspondence and notes; (v) all claims and rights related to any of the foregoing; and (vi) all other intellectual property or proprietary rights.

“Licensee” has the meaning set forth in Section 16.

“Licensor” has the meaning set forth in Section 16.

“Losses” means any damage, loss, liability, expense, lost profits or diminution in value (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses), but shall not include liability to another Party or any of its Affiliates (or any of their respective Related Parties (as defined in the Contribution and Distribution Agreement) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

“Materials” has the meaning set forth in Section 15.1.

“Merger Agreement” has the meaning set forth in the Contribution and Distribution Agreement.

“Migration” means the transition or migration from the provision of a particular Service by Service Provider to Service Recipient under this Agreement to performance of such Service by Service Recipient or a third party designated by Service Recipient.

“Migration Services” has the meaning set forth in Section 5.2.

“Omitted Services” has the meaning set forth in Section 2.9.

“Party” means either IP or Spinco, as the context requires, and “Parties” means both of them, as the context requires.

“Post-Term Invoice” has the meaning set forth in Section 3.9.

“Project Manager” has the meaning set forth in Section 14.1.

“Providing Party” has the meaning set forth in Section 11.

“Receiving Party” has the meaning set forth in Section 11.

“Reference Period” means the 2013 calendar year.

“Reverse Transition Services” means each service specified in Part B of Schedule I hereto to be provided from Spinco to IP.

“Sales and Service Taxes” has the meaning set forth in Section 3.7.

“Second Extension Period” means the period of time from and including the 19th month following the Distribution Date through and including the 24th month following the Distribution Date.

“Schedules” shall mean Schedule I, Schedule II, Schedule III and any Supplemental Schedule.

“Security Policies” has the meaning set forth in Section 2.5.

“Service” means, as the context requires, one or more Transition Services and/or one or more Reverse Transition Services.

“Service Delivery Environment” means the equipment, software, systems, databases, communications networks and connectivity, and facilities used by Service Provider to provide the Services.

“Service Fees” has the meaning set forth in Section 3.1.

“Service Provider” means, in the case of Transition Services, IP and any of its Affiliates providing Transition Services hereunder, and, in the case of Reverse Transition Services, Spinco and any of its Subsidiaries to the extent that they are providing Reverse Transition Services hereunder.

“Service Provider Fiscal Month” means a month during Service Provider’s fiscal year, as determined by Service Provider for accounting purposes.

“Service Provider Indemnitees” has the meaning set forth in Section 6.2.

“Service Recipient” means, in the case of Transition Services, Spinco and any of its Affiliates receiving Transition Services hereunder, and, in the case of Reverse Transition Services, IP and any of its Subsidiaries to the extent that they are receiving Reverse Transition Services hereunder.

“Service Recipient Data” means all the data owned and provided solely by Service Recipient, or created by Service Provider solely on behalf, or for the benefit, of Service Recipient, that is used by Service Provider solely in relation to the provision of the Services, including employee information, customer information, product details and pricing information.

“Service Recipient Indemnitees” has the meaning set forth in Section 6.1.

“Supplemental Schedule” has the meaning set forth in Section 2.1.

“Term” has the meaning set forth in Section 2.1.

“Transition Period” means the period from the Distribution Date until all of the Terms for all of the Services have expired or otherwise terminated in accordance with Section 12, and no further Services are being provided in connection with the Migration; provided that in no event shall the Transition Period exceed a period of time of one year or, if extended by Service Recipient pursuant to Section 2.12, up to two years, after the Distribution Date.

“Transition Service” means each service specified in Part A of Schedule I hereto to be provided by IP to Spinco.

1.2 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, references to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and by this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires, “or,” “neither,” “nor,” “any,” and “either,” shall not be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. When a reference is made in this Agreement to “Service Provider” or “Service Recipient,” such reference shall be to the provider or recipient of either Transition Services or Reverse Transition Services as the context requires with reference to the particular Transition Service or Reverse Transition Service at issue. Notwithstanding that each of IP and Spinco, and their respective Affiliates, may act under this Agreement in the capacity of both a Service Provider and a Service Recipient, the rights, duties, obligations or liabilities of a Service Provider or Service Recipient set forth in this Agreement shall be limited as the context requires to the rights, duties, obligations or liabilities of the Party acting in the capacity of Service Provider or Service Recipient with reference to the particular Services, rights, duties, obligations or liabilities at issue. For purposes of this Agreement, the obligation of a Party to use its “reasonable best efforts” to achieve a particular result may require such Party to expend resources, incur costs or expenses, or pay amounts, in each case to the extent such expenditures, costs, expenses or payments, together with all other actions to be taken by such Party in pursuit of such result, would constitute the exercise of such Party’s “reasonable best efforts”.

2.	TERM AND PROVISION OF SERVICES

2.1 Subject to Section 12, the term of this Agreement shall be for the Transition Period. Subject to Section 12, each Service shall be provided for the period of time following the Distribution that is indicated on the Schedules for such Service and each Additional Service, Omitted Service or Migration Service, if any, shall be provided for the period of time as specified in a supplemental written schedule (i) mutually agreed upon by the Parties acting reasonably and in good faith, in the case of Additional Services or Migration Services, or (ii) subject to prior confirmation in good faith by Service Provider acting reasonably, delivered by Service Recipient, in the case of Omitted Services (each such supplemental written schedule, a “Supplemental Schedule”) setting forth the terms of such Additional Service, Omitted Service or Migration Service to be provided (any such period of time with respect to a Service, an Additional Service, an Omitted Service or a Migration Service, including any extension period agreed to by the Parties pursuant to Section 2.12, a “Term”); provided that in no event shall any Term exceed a period of time of one year or, if extended by Service Recipient pursuant to Section 2.12, up to two years, after the Distribution Date.

2.2 During the Transition Period, but subject to Section 12, the applicable Term and the provisions set forth in this Agreement, Service Provider shall provide to Service Recipient (or cause to be provided by its Affiliates or third parties to Service Recipient) each Service set forth on Schedule I hereto, which Schedule I shall also include the scope of such Service and fees associated with such Service. For the avoidance of doubt, any Supplemental Schedule shall be deemed to be part of Schedule I hereto.

2.3 Except as otherwise expressly provided in the Schedules, Service Provider shall provide each Service to Service Recipient (i) in at least substantially the same manner, scope and nature, at substantially the same level of professionalism, workmanship and quality, with substantially equal priority and substantially equal treatment as such Service was provided, or caused to be provided, by Service Provider or any of its Affiliates to the Spinco Business, in the case of a Transition Service, and to the IP Business, in the case of a Reverse Transition Service, during the Reference Period and (ii) in compliance with all applicable Laws; provided, that, in the case of clause (i) above, for the purposes of determining the manner, scope, nature, professionalism, workmanship, quality and priority of any Service during the Reference Period, appropriate and reasonable modifications in manner of delivery may be made for security, confidentiality, and data integrity so long as such modifications do not adversely affect the scope, nature, professionalism, workmanship, quality or priority to the Service Recipient of the Services delivered hereunder in any material respect.

2.4 Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, comply with applicable privacy and data security Laws in the provision or receipt of Services.

2.5 Service Recipient shall comply with all of Service Provider’s security policies, procedures and requirements relating to the Service Delivery Environment that have been, from time to time, previously provided in writing to Service Recipient (including those adopted after the date hereof to the extent so provided) in connection with its access and use of the Services (the “Security Policies”), and shall not tamper with, compromise or circumvent any security or audit measures employed by Service Provider.

2.6 Service Provider shall limit access to the Service Delivery Environment to Service Provider personnel who are specifically authorized to have such access, and shall take such measures to prevent unauthorized access, use, destruction, alteration or loss of Spinco Business data and other information contained therein as employed with respect to IP Business data. Service Recipient shall access and use only that portion of the Service Delivery Environment for which Service Recipient has been granted the right to access and use; provided, however, that Service Provider shall not unreasonably limit the grant of such access and use by authorized personnel. Neither Party shall establish any type of external network connectivity into the other Party’s systems or network, including WAN or Internet connectivity, without the prior written consent of the other Party. Service Recipient shall limit access of its personnel to the Service Delivery Environment to those personnel who are specifically authorized to have such access and shall cause such personnel to comply with the Security Policies in accessing the Service Delivery Environment in accordance with the terms of Section 2.5.

2.7 If, at any time, a Party determines that (a) any of its personnel has sought to circumvent, or has circumvented, the Security Policies, (b) any unauthorized personnel of such Party has accessed the Service Delivery Environment, or (c) any of its personnel has engaged in activities that may reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall promptly terminate such personnel’s access to the Service Delivery Environment and promptly notify the other Party in writing. In addition, Service Provider shall have the right to deny personnel of Service Recipient access to the Service Delivery Environment upon at least 24 hours’ written notice to Service Recipient in the event that Service Provider reasonably believes that such personnel have engaged in any of the activities set forth in this Section 2.7 or otherwise pose a security concern. Each Party will reasonably cooperate with the other Party in investigating any apparent unauthorized access to or use of the Service Delivery Environment.

2.8 The Parties acknowledge that, subject to Section 2.3, the manner, means, and resources to provide the Services are in the reasonable discretion of Service Provider; provided that Service Provider shall in good faith discuss and consider any reasonable suggestions of Service Recipient with respect to the foregoing that are consistent with the terms of this Agreement.

2.9 If any services (other than Excluded Services) that either (i) were previously provided to or for the benefit of either Party or their respective Subsidiaries, or caused to be provided to or for the benefit of either Party or their respective Subsidiaries, in each case by the other Party or its Subsidiaries, or (ii) are not of the type described in clause (i) but that Spinco reasonably believes are necessary for Spinco to operate the Spinco Business as currently conducted, have been omitted from Schedule I hereto (“Omitted Services”), then at the request of Service Recipient (in the case of clause (i), made within one year after the Distribution Date, and in the case of clause (ii), made within six months after the Distribution Date), (A) in the case of services pursuant to the foregoing clause (i), Service Provider shall provide such services, or cause such services to be provided, as promptly as reasonably practicable, pursuant to a Supplemental Schedule and (B) in the case of services pursuant to the foregoing clause (ii), so long as (x) Service Provider has the capability and existing capacity to provide such services, (y) Service Provider has provided such services to any of its other businesses within six months prior to the date of such request and (z) Service Recipient is unable to secure such services from a third party on commercially reasonable terms, Service Provider shall use its reasonable best efforts to provide such services, or cause such services to be provided, as promptly as reasonably practicable, pursuant to a Supplemental Schedule; provided, in each case, that the obligations of Service Provider to provide any Omitted Services shall be subject to Service Recipient’s use of its reasonable best efforts to cooperate with Service Provider in the provision of such services, and to the extent that changes to the systems, operations or business of Service Recipient implemented in connection with the transactions contemplated by the Contribution and Distribution Agreement or Merger Agreement or after the Distribution Date require alterations in the means of providing any such service, Service Provider shall be obligated only to use its reasonable best efforts to make such alterations. Service Recipient shall use its reasonable best efforts to cooperate with Service Provider in the provision of such services. Any Omitted Service that is provided or caused to be provided by Service Provider pursuant to this Section 2.9 shall be a “Transition Service” or a “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

2.10 Subject to the service level requirements set forth in Section 2.3, Service Provider may use third parties to provide some or all of the Services. Service Provider agrees that, to the extent such third-party Services are provided to Service Recipient pursuant to contracts between Service Provider and the third-party service provider, Service Provider will (i) to the extent such contracts allow Service Provider to take such actions for the benefit of Service Recipient (after the use by Service Provider of its reasonable best efforts to obtain consent to do so, if applicable), pass-through or grant to Service Recipient any license to Intellectual Property granted to Service Provider to the extent such license is necessary for Service Recipient to receive or utilize the Services; and (ii) enforce its rights and remedies, including indemnification obligations and obligations of the third-party service provider to comply with specified service levels and warranties, against any such third parties relating to the Services to the extent it would otherwise enforce such rights and remedies on behalf of itself or any of its Affiliates under similar circumstances relating to similar matters. Any reasonable and out-of-pocket costs incurred by Service Provider in pursuing remedies on Service Recipient’s behalf and at Service Recipient’s direction and request, to the extent associated with a failure to provide Services hereunder, shall be invoiced to Service Recipient as Service Fees. Unless specifically agreed in writing by the Parties, Service Recipient will be responsible for incremental costs incurred and associated with third-party contracts initiated during the Transition Period by Service Provider, subject to Section 3.3; provided, that Service Provider shall use its reasonable best efforts to minimize such incremental costs. Service Provider will consult with and obtain the prior written consent of (such consent to be provided within five (5) Business Days and not to be unreasonably withheld) Service Recipient prior to retaining any third party to provide Services where such third party (a) is not also providing substantially similar services to Service Provider for Service Provider’s business, or (b) did not provide the Services (or substantially similar services) to the Spinco Business, in the case of Transition Services, or to the IP Business, in the case of Reverse Transition Services, as applicable, prior to Distribution. Notwithstanding any such use of third parties, Service Provider shall remain fully obligated for the provision of such Services to the Service Recipient in accordance with the terms hereof; provided, however, if (i) Service Provider elects to use a third-party service provider for all or substantially all of its and its Subsidiaries’ requirements and/or needs and (ii) Service Provider is able to assign, and has assigned, to Service Recipient, Service Provider’s rights and remedies against such third-party service provider, such that Service Recipient may pursue such rights and remedies directly, Service Provider shall have no liability to Service Recipient in connection with a failure to perform by such third party that is not caused by the action or inaction of Service Provider.

2.11 In the event that Service Recipient requires any additional services (excluding any Excluded Services and other than Omitted Services or Migration Services, which shall be governed by Sections 2.9 and 5.2, respectively) (“Additional Services”), Service Recipient may submit a written request describing such services to Service Provider’s Project Manager, and the Project Managers of each of Service Recipient and Service Provider shall meet to discuss such request. Service Provider shall act reasonably and in good faith in determining whether to provide such additional services. Any Additional Service that is provided or caused to be provided by Service Provider pursuant to this Section 2.11 shall be a “Transition Service” of “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

2.12 In the event that any Service is required beyond its Term, Service Recipient shall provide Service Provider with a written notice of extension no later than forty-five (45) days prior to the expiration of the Term of such Service. Such notice shall indicate the period during which Service Recipient wishes to receive such Service after the date of expiration of the Term for such Service; provided that such period shall not extend beyond the date which is two years from the Distribution Date. Subject to obtaining any necessary third-party consents, Service Provider shall provide, or cause to be provided, the Service to Service Recipient for such period, it being understood and agreed that the fees for each applicable Service shall be increased by (i) 10% during the First Extension Period and (ii) 20% during the Second Extension Period. Service Recipient will reimburse Service Provider for any reasonable and documented incremental fees charged by third-party service providers in connection with granting any consent or otherwise extending the Service, in each case, solely with respect to an extension beyond the Term.

2.13 Service Provider shall not be required to provide a Service to the extent the provision of such Service by Service Provider materially conflicts with any contract or agreement to which Service Provider is a party prior to the date hereof or the rights of any third party with respect thereto or violates any applicable Law. The Service Provider shall use reasonable best efforts to obtain any consents from third-parties that Service Provider reasonably believes are necessary in order for Service Provider to provide the Services. In the event that Service Provider is unable to obtain any such consent, the Parties shall work together to agree upon, and Service Provider shall use its reasonable best efforts (and Service Recipient will cooperate with Service Provider) to implement, a commercially reasonable alternative arrangement.

2.14 Notwithstanding anything to the contrary that may be set forth or implied elsewhere in this Agreement or in the Contribution and Distribution Agreement, Service Provider shall not, and shall be under no obligation to, provide any Excluded Services after the Distribution Date.

2.15 Unless otherwise provided for in this Agreement, the Parties shall use their reasonable best efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services and the Reverse Transition Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with the Transition Services and Reverse Transition Services and obtaining all consents, licenses, sublicenses or approvals necessary (including the payment of any reasonable fees or expenses) to permit each Party to perform its obligations hereunder, in each case, subject to the restrictions of Section 11. Each Party shall cooperate with the other Party in determining the extent to which any Tax is due and owing with respect to any of the Transition Services or Reverse Transition Services, as applicable, and in providing and making available appropriate documentation or information reasonably requested by the other Party including, but not limited to, applicable resale and/or exemption certificates.

3.	PRICING, BILLING AND PAYMENT

3.1 With respect to each Service, Service Recipient shall pay to Service Provider those amounts determined in accordance with the rates and charges, including any set-up or one-time costs, set forth in the Schedule for such Service, and in addition, Service Recipient shall pay Service Provider all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services, including air fare (coach class), lodging, meals, mileage, parking and ground transportation, in each case in accordance with Service Provider’s standard policies with respect to such incidental costs and expenses (collectively, the “Service Fees”). Service Fees for Migration Services shall be at the rate of $200 per hour, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Migration Services.

3.2 Service Fees (if any) for Omitted Services and Additional Services shall be developed in good faith by the Parties pursuant to the following guidelines:

(a) with respect to internal resources of Service Provider or its Affiliates used in delivering the Service, together with any third-party products or services used or consumed in the ordinary course of delivering the Service that are not pass-through costs or reimbursable expenses, Service Fees shall be based on a good faith allocation of Service Provider’s centralized costs associated with the Service consistent with Service Provider’s recent historical practices over the Reference Period for allocating such costs among its lines of business, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services; and

(b) with respect to any Services provided by third-party service providers, Service Fees shall be based on the reasonable and documented actual cost paid by Service Provider to the third-party service provider for the products or services furnished by the third-party service provider for the benefit of Service Recipient, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services.

3.3 In the event that any Service is terminated by Service Recipient in accordance with Section 12.3, the Service Fees shall automatically be adjusted downward (by the associated fee for such Service set forth on the respective Schedule from and after the first day of the month following termination of such Service). To the extent that such Service is provided to Service Provider by a third-party service provider, Service Provider may at any time increase the charges for any Service upon written notice to Service Recipient provided such increase is only to the extent of the amount of increase charged by such third-party service provider.

3.4 Not later than twenty-one (21) days after the last day of each calendar month, Service Provider shall provide to Service Recipient an itemized invoice for the preceding month’s Service Fees. The amount stated in such invoice (to the extent such amount is not the subject of a good faith dispute in accordance with the terms set forth in Section 3.10) shall be paid by Service Recipient in full within thirty (30) days of the date of Service Recipient’s receipt of the invoice (or the next Business Day following such date, if such thirtieth (30th) day is not a Business Day) through payment to an account designated by Service Provider. To protect confidential or competitively sensitive information, Service Provider may aggregate the Service Fees with respect to some or all of the Services included in such invoice; provided, that Service Provider shall, and shall cause its Affiliates to, cooperate and provide such information as reasonably requested by Service Recipient and provide such back-up therefor as reasonably requested by Service Recipient in connection therewith to the extent reasonably required to permit Service Recipient and its Representatives to review and evaluate the amounts set forth in such invoice and verify such amounts. If any such review reveals any overpayment by Service Recipient, Service Provider shall promptly refund the amount of such overpayment to Service Recipient (including any interest accrued daily on such overpayment at an annual interest rate equal to 6% and reimburse, to the extent any such review reveals an overpayment of 10% or more, Service Recipient for its reasonable and documented out-of-pocket costs and expenses incurred in connection with such review. Any dispute regarding overpayment shall be resolved by engaging KPMG LLP to arbitrate and resolve such dispute, which shall be resolved in accordance with the processes and procedures set forth in Section 5.2(c) of the Contribution and Distribution Agreement. If KPMG LLP is unable or unwilling to act as arbitrator, a nationally recognized accounting firm shall be selected by lot from among the remaining nationally recognized firms which are not the regular independent auditor firm of IP or the Spinco, and in such event references herein to KPMG LLP shall be deemed to refer to such replacement accounting firm.

3.5 Without prejudice to Service Provider’s other rights and remedies, in the event any sum due (other than those subject to dispute in good faith) to Service Provider pursuant to the terms of this Agreement remains unpaid ten (10) Business Days after the applicable due date, interest shall accrue daily, from the due date until the date of actual payment, at an annual interest rate equal to 6%.

3.6 The cost of each Service is a monthly cost, and the full monthly cost of each Service (applying the volume level, if applicable, of such Service at the beginning of a Service Provider Fiscal Month) shall apply in respect of such Service until such Service is terminated in its entirety as provided in Section 12.3.

3.7 All payments due to Service Provider pursuant to the terms of this Agreement shall be exclusive of any sales, service, value-added or other similar Tax or levy imposed upon the Transition Services or Reverse Transition Services, as applicable, provided pursuant to this Agreement (“Sales and Service Taxes”), which shall be payable by Service Recipient unless (for the avoidance of doubt) the applicable Law provides that the relevant Sales and Service Taxes are levied directly on the Service Provider; in such case the Service Provider will pay the relevant Sales and Service Tax directly to the Taxing authority in accordance with applicable Law and Service Recipient shall reimburse Service Provider for such relevant Sales and Services Taxes. In connection with the Transition Services or Reverse Transition Services, as applicable, provided pursuant to this Agreement, each Party shall be responsible for, and shall withhold or pay or both (or cause to be withheld or paid or both), as may be required by Law, all Taxes pertaining to the employment of its personnel, agents, servants or designees. Each of Service Provider and Service Recipient shall pay and be responsible for their own Taxes based on their own income or profits or assets.

3.8 Payments for Services or other amounts due under this Agreement shall be made net of withholding Taxes; provided, however, that if Service Provider reasonably believes that a reduced rate of withholding Tax applies or Service Provider is exempt from withholding Tax, Service Provider shall provide Service Recipient with appropriate and customary documentation to Service Recipient that Service Provider qualifies for a reduction to or exemption from withholding under applicable Law.

3.9 With respect to any Service Fees that accrue or are incurred by Service Provider or its Affiliates during the Transition Period but that are not billed by Service Provider in a monthly invoice, or of which Service Provider does not become aware until after the Transition Period, Service Provider shall set forth such fees in an invoice or invoices submitted to Service Recipient following the end of the Transition Period (each, a “Post-Term Invoice”). Subject to Section 3.10, and so long as such Post-Term Invoice is received by Service Recipient as promptly as practicable and in any event within one (1) year following the Transition Period, Service Recipient shall remit payment under any such Post-Term Invoice to Service Provider within thirty (30) days after its receipt of such invoice.

3.10 In connection with Section 3.3 or 3.9, in the event of an invoice dispute of which Service Recipient is aware, Service Recipient shall deliver a written statement to Service Provider no later than ten (10) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not in dispute amongst the Parties shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.3 or 3.9, as applicable. The Parties shall use their reasonable best efforts to resolve all such other disputes expeditiously and in good faith with Service Provider continuing to perform the Services in accordance with this Agreement pending resolution of any dispute. When the disputed amount has been resolved, either by mutual agreement of the Parties or in accordance with the processes and procedures set forth in Section 5.2(c) of the Contribution and Distribution Agreement, any Party owing an amount to another Party as a result of such resolution shall pay such amount owed to such other Party within ten (10) Business Days following such resolution. This Section 3.10 (including any resolution of a dispute in accordance with this Section 3.10) shall not relieve Service Provider of its obligations to perform the Services.

3.11 Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due or owing) to the other Party, whether under this Agreement, the Contribution and Distribution Agreement, the Merger Agreement or otherwise, against any other amount owed (or to become due or owing) to it by the other Party.

4.	ACCESS

The Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, provide to each other and their respective agents and vendors reasonable access (during normal business hours (when appropriate with respect to physical access), upon reasonable notice and supervised by the appropriate personnel of the Parties or as otherwise agreed by the Parties) to the information, personnel, and systems necessary for the efficient and accurate administration, provision, receipt or use of each of the Services and to avoid the duplication of any expenses or benefits thereunder; provided that all such information shall be shared subject to the confidentiality obligations set forth in Section 11, and any Party or third-party vendor receiving such information shall agree to be bound by such obligations prior to the provision of any such information. All Services provided will be based upon reasonably timely, accurate and complete information from Service Recipient, which Service Recipient shall use its reasonable best efforts to provide, and Service Provider shall be released from its obligations to provide or cause to be provided reasonably timely, accurate and complete Services to the extent (but only to the extent) Service Recipient fails to provide timely, accurate and complete information to Service Provider reasonably necessary for the provision of such Services. Service Recipient’s failure to perform or delay in performing any of its obligations hereunder will not constitute grounds for termination by Service Provider of this Agreement except as provided in Section 12.2; provided, however, that Service Provider’s nonperformance of its obligations under this Agreement shall be excused if and to the extent (i) such Service Provider’s nonperformance results from Service Recipient’s failure to perform its obligations hereunder and (ii) Service Provider provides Service Recipient with written notice of such nonperformance.

5.	TRANSITION

5.1 The Parties acknowledge and agree that the Services to be provided hereunder are transitional in nature and are intended to provide Service Recipient with reasonable time to develop the internal resources and capacities (or to arrange for third-party providers) to provide such Services. No later than 90 days after the Distribution Date, the Parties shall consult for the purpose of agreeing upon the terms of and a plan for the Migration of all Services. Service Recipient will have the primary responsibility for planning and carrying out the Migration of Services prior to the expiration of the Transition Period. Subject to Section 5.2 below and the other terms of this Agreement, Service Provider will provide reasonable cooperation and assistance as requested to support the Service Recipient’s Migration efforts.

5.2 To the extent that Service Recipient requires reasonable support, assistance and other services to effect an orderly Migration without interruption to the Services subject to the

Migration (“Migration Services”), Service Recipient shall submit a written request describing such Migration Services to Service Provider’s Project Manager, and upon at least ten (10) days’ written notice to Service Provider, the Parties shall meet to discuss and agree, each Party acting reasonably and in good faith, on the scope of such Migration Services. Service Provider will then provide such Migration Services and assistance on the timing schedule that is reasonably and mutually established by the Parties in good faith; provided that the Parties’ intent is that Migration Services shall include only such services that Service Provider is capable of providing. Service Provider agrees to cooperate with and assist Service Recipient with training of its personnel, including making its personnel and facilities available to train an agreed number of Service Recipient’s personnel in connection with the Migration during the Transition Period to permit Service Recipient to provide the Services for itself after the Transition Period. For any Migration Services, Service Recipient will pay to Service Provider the rate set forth in Section 3.1. Any Migration Service that is provided or caused to be provided by Service Provider pursuant to this Section 5.2 shall be a “Transition Service” or a “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

6.	INDEMNITY

6.1 Service Provider shall indemnify Service Recipient and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Recipient Indemnitees”) in respect of, and hold such Service Recipient Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Recipient Indemnitees in connection with the receipt of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of Service Provider, any of its Affiliates or any of its or their respective officers, directors or employees, (ii) the violation of any applicable Law by Service Provider with respect to this Agreement or (iii) Service Provider’s breach of this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary (including the definition of Losses), Service Recipient Indemnitees shall be entitled to indemnification hereunder if, and only to the extent, such negligence, misconduct, violation or breach remains uncured after a twenty (20) calendar day period (a “Notice Period”) following receipt by Service Provider of written notice from the applicable Service Recipient Indemnitee or Service Recipient Indemnitees describing such negligence, misconduct, violation or breach in reasonable detail.

6.2 The Service Recipient shall indemnify Service Provider and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Provider Indemnitees”) in respect of, and hold Service Provider Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Provider Indemnitees in connection with the provision of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of Service Recipient, any of its Affiliates or any of its or their respective officers, directors or employees, (ii) the violation of any applicable Law by Service Recipient with respect to this Agreement or such Services or (iii) Service Recipient’s breach of this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary (including the definition of Losses), Service Provider Indemnitees shall be entitled to indemnification hereunder if, and only to the extent, such negligence, misconduct, violation or breach remains uncured after a Notice Period following receipt by Service Recipient of written notice from the applicable Service Provider Indemnitee or Service Provider Indemnitees describing such negligence, misconduct, violation or breach in reasonable detail.

6.3 Each of the Parties agrees to use its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

6.4 The procedures specified in Article VI of the Contribution and Distribution Agreement shall apply with respect to any indemnification claims under this Section 6.

7.	LIMITED WARRANTY; LIMITATION ON DAMAGES

NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, UNLESS EXPRESSLY SET FORTH HEREIN, THE SERVICE PROVIDER REPRESENTS AND WARRANTS ONLY THAT THE SERVICES SHALL BE IN CONFORMITY WITH THIS AGREEMENT (INCLUDING SECTION 2.3). THE ABOVE-STATED LIMITED WARRANTY IS THE SERVICE PROVIDER’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO ANY SERVICES PROVIDED UNDER THIS AGREEMENT. THE SERVICE PROVIDER DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SUCH SERVICES; PROVIDED THAT THIS SECTION 7 SHALL NOT LIMIT, ALTER OR OTHERWISE CHANGE THE RIGHTS AND OBLIGATIONS OF THE PARTIES PURSUANT TO ANY OTHER TRANSACTION AGREEMENT, INCLUDING THE CONTRIBUTION AND DISTRIBUTION AGREEMENT. ANY REPRESENTATION OR WARRANTY IN RESPECT OF ANY SUCH SERVICE SHALL BE INCLUDED IN THE WRITTEN AGREEMENT SETTING FORTH THE TERMS OF SUCH SERVICE.

IN NO EVENT SHALL ANY PARTY OR SUCH PARTY’S AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, EXCEPT, IN THE CASE OF SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES, TO THE EXTENT REASONABLY FORESEEABLE AND ARISING AS A RESULT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND IN ALL CASES EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIABILITY OF SERVICE PROVIDER WITH RESPECT TO SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES RECEIVED BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT, EXCEPT FOR DAMAGES ARISING AS A RESULT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.	OBLIGATION TO PROVIDE SERVICES

The Parties acknowledge that notwithstanding any delegation of their respective responsibilities under this Agreement to a third party, except as provided in the proviso in Section 2.10, such delegating Party shall remain responsible for the provision of the Services which such Party is obligated to provide and any third-party’s compliance with the performance and standard of performance set forth herein.

9.	FORCE MAJEURE

9.1 Service Provider shall not be responsible for failure or delay in delivery of any Service that it has responsibility for providing hereunder, if and to the extent caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or disruptions, unusually severe weather or other similar cause beyond the control of Service Provider (a “Force Majeure Event”), provided that Service Provider shall have, promptly after knowledge of the beginning of a Force Majeure Event, notified Service Recipient of such a Force Majeure Event, the reason therefor, and the estimated probable duration and consequence thereof. The Parties acknowledge and agree that such estimation shall not be considered binding in any way, and Service Provider shall not incur liability of any kind if such estimation proves to be inaccurate. Service Provider shall use its reasonable best efforts to restore provision of the Services in accordance with this Agreement as soon as reasonably practicable following the commencement of a Force Majeure Event.

9.2 In the event that Service Provider is excused from supplying a Service pursuant to this Section 9, Service Recipient shall be free to acquire replacement services from a third party at Service Recipient’s expense, and without liability to Service Provider, for the period and to the extent reasonably necessitated by such non-performance.

10.	INSURANCE

Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests. To the extent either Party insures, in whole or in part, through a plan of self-insurance, the Parties acknowledge that such self-insurance shall be acceptable for purposes of this Agreement. In the case of any conflict between the terms of this Section 10 and the terms of the Contribution and Distribution Agreement, the Contribution and Distribution Agreement shall control.

11.	CONFIDENTIALITY OF INFORMATION

Except as provided below, all data and information disclosed between Service Provider and Service Recipient pursuant to this Agreement, including information relating to or received from third parties and any Service Recipient Data, are deemed Confidential Information (as defined in the Contribution and Distribution Agreement, subject, for the avoidance of doubt, to the limitations set forth in such definition). A Party receiving Confidential Information (the “Receiving Party”) shall not use such information for any purpose other than for which it was disclosed by the party providing such information (the “Providing Party”) and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement or, with respect to any trade secrets, indefinitely. The obligations of the Receiving Party and the Providing Party with regard to Confidential Information shall be governed by and set forth in Section 8.5 of the Contribution and Distribution Agreement, which shall be deemed incorporated by reference herein. In addition, nothing herein shall be deemed to limit or restrict a Party from disclosing any Confidential Information in any action or proceeding by such Party to enforce any rights which such Party may have against the other Party; provided, that such Party shall, to the extent reasonable and not prejudicial to such Party’s rights, cooperate with the other Party to protect the confidentiality of such Confidential Information, whether by means of a protective order, production under seal or otherwise.

12.	TERMINATION

12.1 This is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement.

12.2 Upon thirty (30) days’ prior written notice, Service Provider may, at its option, terminate this Agreement with respect to any or all Services it provides hereunder or suspend performance of its obligations with respect thereto, in either case solely in the event of the failure of Service Recipient to pay any invoice within sixty (60) days of the receipt of such invoice, unless Service Recipient is disputing the invoice in good faith pursuant to Section 3.10.

12.3 If at any time during the applicable Term, Service Recipient wishes to terminate a Transition Service or a Reverse Transition Service, as the case may be, Service Recipient shall provide a written request of termination to Service Provider at least thirty (30) days prior to the proposed effective date of termination. If Service Provider determines, in good faith, that the termination of such Service will, or is reasonably likely to, result in Service Provider’s inability to provide any remaining Services in accordance with this Agreement (taking into account any interdependencies of the proposed terminated Service and the remaining Services), including with respect to the quality standards, or result in a Party’s inability to maintain the confidentiality of data and information disclosed between Service Provider and Service Recipient pursuant to this Agreement, then Service Provider shall notify Service Recipient thereof in writing and the Parties shall negotiate in good faith to determine an alternative solution to enable Service Provider to maintain the ability to provide all other Services not subject to such written request of termination provided in the first sentence of this Section 12.3; provided that in the event the Parties fail to mutually agree upon an alternative solution, Service Recipient shall have the right, in its sole discretion, to cancel and withdraw all or part of such written request of termination and thereafter such cancelled request shall be of no further force or effect or if Service Recipient does not cancel or withdraw all or part of such request, then such Service shall be terminated effective as of the last day of the month following the thirty (30)-day notice period. Within thirty (30) days after the effective date of termination of the applicable Services and receipt of an invoice, Service Recipient shall pay all accrued, undisputed (any such dispute to be in good faith) and unpaid charges for such Services that are due and payable and set forth in such invoice. Service

Recipient will reimburse Service Provider for incremental fees charged by third-party service providers in connection with the termination of Services; provided, that Service Provider will use its reasonable best efforts to minimize such incremental fees.

12.4 Upon termination or expiration of this Agreement for any reason, Service Provider shall, upon the written request of Service Recipient, deliver to Service Recipient or destroy (provided such destruction is promptly confirmed in writing by Service Provider if requested by Service Recipient), at Service Provider’s option, all data, records and other information provided to Service Provider by Service Recipient and pertaining to any matters for which Service Provider was providing Transition Services or Reverse Transition Services, as applicable, hereunder; provided, however, Service Provider may retain copies of such data, records and information to the extent necessary for accounting, tax reporting, compliance with Service Provider’s document retention policies or other legitimate business purposes, subject to the requirements of Section 11 hereof.

13.	RELATIONSHIP OF PARTIES

In providing the Services, Service Provider is acting as and shall be considered an independent contractor. This Agreement is not intended to create and shall not be construed as creating between Service Provider and Service Recipient any relationship other than an independent contractor and purchaser of contract services. The Parties specifically acknowledge that they are not, and this Agreement is not intended to and shall not be construed to make them, affiliates of one another and that no principal and agent, joint venture, partnership or similar relationship, or any other relationship, that imposes or implies any fiduciary duty, including any duty of care or duty of loyalty exists between the Parties. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other Party without such other Party’s prior written consent.

14.	PROJECT MANAGERS

14.1 Service Provider and Service Recipient will each assign one person to act as that Party’s project manager (the “Project Manager”) for each area of service listed on Schedule III hereto (and other categories, as may be agreed by the Parties). The Project Managers will (a) represent and act for their respective Party for matters related to the applicable Service, and (b) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. All disputes or issues arising hereunder will be referred to the applicable Project Managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter will be referred to senior management representatives, with appropriate decision making authority for prompt resolution of the matter. If still not resolved, the issue will be escalated to Service Recipient’s lead representative and Service Provider’s lead representative for resolution. The names and contact information for each of Service Recipient’s and Service Provider’s lead representative with regard to an issue or dispute arising out of or relating to the Transition Services and Reverse Transition Services shall be set forth on Scheduled III hereto. Either Party may designate a different individual as its lead representative with respect to the Transition Services or the Reverse Transition Services at any time by delivering prior written notice to the other Party. The foregoing shall not in any way limit the rights of the Parties to pursue any other legal and equitable remedies available to them hereunder in the event of a breach of this Agreement. No Project Manager or lead representative for a Party shall have any authority to amend this Agreement.

14.2 Service Provider will promptly notify Service Recipient of any reassignments or changes in contact information of the Project Manager or other key personnel identified in the Schedules hereto.

14.3 The Parties agree to use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement or any of its terms which the Parties cannot resolve by themselves amicably, the following provisions shall apply (which provisions shall be in addition to, and not a limitation of, the Parties’ remedies under Section 6, Section 20.6 or, to the extent referred to pursuant to the terms of this Agreement, the dispute resolution mechanisms available under Section 5.2(c) of the Contribution and Distribution Agreement):

(a) The Parties shall endeavor to resolve the dispute as contemplated in Section 14.1.

(b) If within thirty (30) days after one Party notifies the other in writing of the existence of a dispute, either Party may, at its option, provide written notice of the intent to arbitrate. In the event the Party that is the recipient of such notice agrees to arbitrate, arbitration shall be according to the rules of the American Arbitration Association, except as herein modified by the Parties or otherwise as agreed to by the Parties. Within ten (10) days of the agreement of the Parties to arbitrate, each Party will select an arbitrator, and notify the other Party of its selection. Within fifteen (15) days after receipt of such notice, the respective arbitrators will select a third arbitrator. All such arbitrators shall have experience in the respective businesses of the Parties. A hearing by the arbitration panel must be held within thirty (30) days after the selection of a chairman and a majority decision of the panel and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding upon the Parties, and judgment may be entered thereon by any court having jurisdiction.

(c) The arbitration proceedings will be held in New York, New York, unless the Parties agree to a different location. All negotiation and arbitration proceedings will be confidential and will be treated as compromise and settlement negotiations for purpose of all rules of evidence. Each Party shall bear its own cost of presenting its case, and one-half of the cost incurred by the arbitration panel, or any mediation or alternative dispute resolution procedure, as the case may be, unless the arbitration panel determines otherwise.

14.4 Nothing in this Section 14 shall supersede the notice/cure and termination rights of the Parties otherwise set forth in this Agreement. This Section 14 shall apply without prejudice to any Party’s right to seek equitable remedies or injunctive relief to which such Party may be entitled at any time.

15.	RECORDS

15.1 Service Provider shall retain, for a period of three (3) years following the Distribution Date, all books, records, files, databases or computer software or hardware (including current and archived copies of computer files) (the “Materials”) with respect to matters relating to the Services provided to Service Recipient hereunder that are in a form and contain a level of detail substantially consistent with the records maintained by Service Provider in providing similar services to the Spinco Business or the IP Business, as applicable, prior to the Distribution Date (unless any such Materials have been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information). Each Party agrees to use its reasonable best efforts to provide the other Party with notice of material modifications to its record retention policies in a timely manner. As promptly as practicable following the expiration of the applicable duration (or earlier termination) of each Service, Service Provider will use its reasonable best efforts to furnish to Service Recipient in the form reasonably requested by Service Recipient, and assist in the transition of, the Materials belonging to Service Recipient and relating to such Service as clearly identified by Service Recipient. If at any time during the three (3) year period following the Distribution Date Service Recipient reasonably requests in writing that certain of such Materials be delivered to Service Recipient, Service Provider promptly shall arrange for the delivery of the requested Materials in a form reasonably requested by Service Recipient to a location specified by, and at the expense of, Service Recipient (unless any such Materials have been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information).

15.2 The Service Recipient Data shall be and shall remain the property of Service Recipient and, to the extent reasonably practicable, shall be promptly provided to Service Recipient by Service Provider upon Service Recipient’s request. The Service Provider shall use Service Recipient Data solely to provide the Services to Service Recipient as set forth herein and for no other purpose whatsoever.

15.3 Notwithstanding anything herein to the contrary and subject to Section 11, Service Provider may retain copies of the Materials and Service Recipient Data in accordance with policies and procedures implemented by Service Provider in order to comply with applicable Law, professional standards or reasonable business practice, including document retention policies as in effect from time to time and in accordance with past practices.

16.	INTELLECTUAL PROPERTY

Unless otherwise specifically provided herein, this Agreement shall not transfer ownership of any Intellectual Property Assets from either Party to the other Party or to any third party. Ownership of any Intellectual Property Assets created by a Service Provider in connection with providing a Service to a Service Recipient under this Agreement shall be retained by such Service Provider, unless based on Service Recipient’s Confidential Information. If Service Provider creates any Intellectual Property in connection with providing a Service based on Service Recipient’s Confidential Information, then the creation of such Intellectual Property that is primarily related to or arising from the Spinco Business shall be considered a “work made for hire” under applicable Law and shall be owned by Service Recipient. If such creation is not considered a “work made for hire” under applicable Law, then Service Provider hereby irrevocably assigns, and shall assign, to Service Recipient, without further consideration, all of Service Provider’s worldwide right, title, and interest in and to such Intellectual Property. Solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (the “Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (the “Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (other than pursuant to Section 17), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the term of this Agreement to use Intellectual Property of the Licensor in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Subject to the rights and licenses granted to Licensee under any other agreement to which the Parties are party, upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property will terminate and Licensee shall cease use of such Intellectual Property; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof and upon such expiration or termination, Licensee shall cease use of the Intellectual Property licensed hereunder. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parties or their respective Affiliates.

17.	ASSIGNMENT AND DELEGATION

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as set forth in Section 2.10, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, in whole or in part, including by operation of law, by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any of its Affiliates without the consent of the other Party or delegate its rights or obligations hereunder, in whole or in part, to any of its Affiliates; provided, further, that Spinco may assign any or all of its rights or interests under this Agreement without the consent of IP (a) to any Person providing the Special Payment Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Special Payment Financing or (b) to any purchaser of all or substantially all of the assets of such Person. No assignment by any Party shall relieve such Party of any of its obligations hereunder; provided that to the extent full performance or payment is made in full by an Affiliate or Affiliates of Service Provider or Service Recipient with respect to an obligation of Service Provider or Service Recipient, as applicable, hereunder, such obligation shall be in full satisfaction of such obligation of such Person hereunder.

18.	NOTICES

The procedures specified in Section 10.2 (Notices) of the Contribution and Distribution Agreement shall apply with respect to all notices, requests, claims, demands and other communications under this Agreement.

19.	SURVIVAL

The Parties’ rights and obligations under Sections 3, 6, 7, 8, 11 and 14 through 20 shall survive expiration or termination of this Agreement.

20.	GENERAL PROVISIONS

20.1 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

20.2 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

20.3 Entire Agreement. This Agreement and the Schedules hereto together with the other Transaction Agreements and any schedules and exhibits thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement regarding the subject matter hereof, the terms of this Agreement shall control. In the case of any ambiguity between the terms and condition of the main body of this Agreement and a Schedule to this Agreement, or with respect to an Omitted Service or an Additional Service, the terms and conditions of the main body of this Agreement shall control.

20.4 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by both Parties. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

20.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than IP, Spinco and UWWH and their respective successors and permitted assigns who are express intended third-party beneficiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except with regard to and as provided in Section 6, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

20.6 Specific Performance. Notwithstanding anything to the contrary contained herein or in any other Transaction Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

20.7 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

20.8 Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 20.8, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE

SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 20.8 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 20.8, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

20.9 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

20.10 Other Agreements. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the other Transaction Agreements, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of such agreements, as applicable.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
Name: C. Cato Ealy
Title: Senior Vice President

VERITIV CORPORATION

By:	/s/ Mary A. Laschinger
Name: Mary A. Laschinger
Title: Chief Executive Officer and Chairman

[Signature Page to Transition Services Agreement]

Schedule I - Part A –Transition Services – Services to be Provided by IP

1.	Service Fees for any cancelled Transition Service will no longer be charged in the period following Service cancellation. Service Fees will be charged by rounding up to whole billing units.

2.	With respect to any Service that involves non-dedicated or ad-hoc access to Service Provider’s employees, such access shall be reasonable and so as not to unreasonably interfere with the ordinary course duties of such employees.

	Service Description	Term	Service Fee	Project Manager
1.

Accounting - Accounts Receivable:

•    Charles Paquet will assist the integration of global collection and accounts receivable reporting processes into Service Recipient’s system; provided that, in no event shall the time he spends on providing such services exceed 50% of his daily work hours.

		6 months from the Distribution Date.	$4,553.28 per month.	Service Provider: Ronald Borcky Service Recipient: Sandhya Kukkillaya

	• IP Accounting will provide cash application assistance to xpedx during the 1st week after closing.	July 1-7, 2014	$0

2.

NetOp/Network Optimization

•    This xpedx Network Operations Planning Tool (“NetOp”) is developed by IP Business Modeling and Optimization Services (“IP BMOS”). It does not include a completed capability to optimize and is only near the end of the pilot stage.

•    IP hereby assigns and transfers NetOp (including all Intellectual Property owned and transferrable by IP therein) to Spinco “as is” without any warranty or guarantee of any kind whatsoever.

•    IP BMOS will provide reasonable assistance in support, maintenance, training, bug-fixes and error-corrections, and installation during the Term specified herein.

•    IP BMOS will only provide the service via telephone, email or other electronic communication methods.

•    Service Recipient is responsible for supplying data to NetOp and running it.

		12 months from the Distribution Date, not to exceed a total of 25 person-hours during such 12 months period.	$200/hour	Service Provider: Sean MacDermant Service Recipient: Bob Pritchett

1

	Service Description	Term	Service Fee	Project Manager
3.	IT – See IT Schedule	See IT Schedule.	See IT Schedule.	Service Provider: David Kitkowski Service Recipient: Peg Scott

4.	International Paper (Netherlands) B.V. (“IPNL”) –

	• Global Supply Chain Data Maintenance Services - Master Data Management and Process in SAP	6-12 months from the Distribution Date	$75/hour

•   IP’s Supply Chain Center of Excellence will support IP’s IT-GOMAS (“GOMAS”) in Order Management, Delivery or Source on as needed basis in connection with GOMAS’s services to IPNL under the TSA IT Schedule related to IPNL issues.

		6-12 months from the Distribution Date	$60/hour

•   Cisco PL Project – Michal Wisniewski of International Paper Kwidzyn SP. Z O.O. continues to provide service for this project; provided that, in no event shall the time he spends on providing services to IPNL exceed 50% of his monthly work hours.

		Michal Wisniewski: From Distribution Date to Sept. 30, 2014	€1,226.73/month

2

	Service Description	Term	Service Fee	Project Manager
5.

Temporary Employment Arrangements

•    Mr. David Cerveny who is on International Paper Czech Republic, s.r.o. (“IP Czech”) payroll and Mr. Simon Coe who is on International Paper (UK) Limited (“IP UK”) payroll (collectively, the “xpedx Employees”) are fully allocated to Spinco’s xpedx business. The parties hereto acknowledge and agree that pursuant to the Employment Matter Agreement dated January 28, 2014 (the “EMA”), they are Spinco Group Employees (as defined therein).

•    Pursuant to Section 2.1(a) of the EMA, IP Czech and IP UK will continue to keep Mr. Cerveny and Mr. Coe on their respective payroll during the term hereof and Spinco shall move them to its appropriate affiliate before the end of the term.

•    For the avoidance of doubt, Spinco agrees that if it fails to employ the xpedx Employees in its affiliate prior to the end of the term, IP UK and IP Czech shall have the right to terminate the employment of these xpedx Employees and Spinco shall reimburse IP UK and IP Czech for all the respective severance payments and other benefits that the xpedx Employees are entitled to and all reasonable cost and expenses associated with the termination of their employment.

		12 months from the Distribution Date.	David Cerveny: CZK1,718,171 per year or CZK143,181 per month Simon Coe: GBP121,387 per year or GBP10,116 per month

6.

Import/ Export Trade Compliance:

•    International Paper trade compliance group remains available as a resource to continue the process of preparing Spinco compliance team to function independently.

•    It is anticipated this assistance will take the form of:

•    Phone calls or emails from a member of the Spinco compliance team, to gain additional historical perspective on the trade compliance process at xpedx/ International Paper.

		6 months from the Distribution Date It is expected this work shall be no more than 25 hours per month.	BRIAN COPE $107/hour KRISTIN BROWN $101/hour DONNA MCCANN $80/hour	Service Provider: Erin Raccah Service Recipient: Bruno Burelle

3

Service Description	Term	Service Fee	Project Manager

•     In person meetings at a mutually agreeable time and location to gain additional historical perspective on the trade compliance process at xpedx/ International Paper.

•     If not completed, continuation of the transition tasks as discussed pre-closing on bi-monthly meetings.

•    This assistance will not be any of the following:

•     Harmonized Tariff Schedule classification

•     Preparing NAFTA certificates

•     Approving new foreign supplier and item set up review

•     Any other activity that would require a license under customs broker regulations

4

Schedule I - Part B – Reverse Transition Services – Services to be Provided by Spinco

1.	Service Fees for any cancelled Reverse Transition Service will no longer be charged in the period following Service cancellation. Service Fees will be charged by rounding up to whole billing units.

2.	With respect to any Service that involves non-dedicated or ad-hoc access to Service Provider’s employees, such access shall be reasonable and so as not to unreasonably interfere with the ordinary course duties of such employees.

3.	For the purpose of this schedule, CTA means IP’s Container of the Americas business; IPG means IP’s Industrial Packaging business; CPB means IP’s Coated Paperboard business and P&CP means IP’s Printing Papers business.

	Service Description	Term	Service Fee	Project Manager
1.

Third Party Warehousing Services: on the same terms and conditions as currently provided.

Regional Distribution Centers (“RDCs”):

•   La Mirada, CA

•   Portland, OR

With regard to all export shipment to Canada from the RDCs, Canadian Customs Invoice required for such export shall be prepared by designated employees of IP (Service Recipient) and NOT by any employee of Spinco. The parties shall cooperate in good faith to ensure that all such export shipment be made on a timely basis.

RDCs: 12 months from the Distribution Date.

La Mirada, CA (IP owned facility):

Handling fee will be the actual labor cost plus a 15% mark-up thereof. The labor cost consists of:

•   Warehouse: hourly cost and hourly benefits

•   Office: hourly cost and hourly benefits (office)

•   Salaried/management: cost and benefits

•   Overtime

•   Reimbursement of pass through operating supplies

Portland, OR:

•   Storage: $4.56/sqf

•   Handling: $30.19/hour

•   $10/hour for material handling equipment used

•   $10.50/roll for the IPG roll stock

•   Reimbursement of pass through operating supplies

Service Provider: Robert Scully Service Recipient: Bill Travis for RDCs and Steve Abramowitz for DCs

1

Service Description	Term	Service Fee	Project Manager
Distribution Centers (“DCs”): • Columbia, MO • Denver, CO • Kansas City, KS • Lynchburg, VA • Ankeny, IA • Syracuse, NY • Rochester, NY	DCs: 6 months from the Distribution Date

Columbia, MO: $9.05/bundle (including storage and handling)

Denver, CO:

•      Storage $3.44/ton

•      Handling $3.35/ton

Kansas City, KS (IP owned facility):

•      Handling:

•      $4.14/bundle (CTA)

•      $2.40/ton (IPG)

•      $5.39/ton (CPB, P&CP)

Lynchburg, VA:

•      Storage $1.50/pallet

•      Handling $3.00/pallet

Ankeny, IA:

•      Handling $3.96/pallet

•      Initial storage: $2.75/pallet

•      Monthly storage: $2.25/pallet

Syracuse, NY:

•      Storage $3.32/ton

•      Handling $5.32/ton

Rochester, NY:

•      Storage $4.00/pallet

•      Handling $6.25/pallet

•      Crossdock: $3.25/pallet

2

IT Transition Services Schedule – Services to be Provided by IP

Clarifications:

1.	Unless otherwise indicated with respect to a particular Service, the anticipated term of services is 12 months from the Closing Date.

2.	With respect to any Service that involves non-dedicated or ad-hoc access to Service Provider’s employees, such access shall be reasonable and so as not to unreasonably interfere with the ordinary course duties of such employees.

3.	Unless specified by a specific service, service fees for any cancelled Service will no longer be charged starting the month following service cancellation. Fees will be charged by rounding up to whole billing units.

4.	WAN services cannot be cancelled prior to Facility Services cancellation.

5.	Commercial software licensing will be transferred to the Acquiring Company where allowed by vendor agreement and agreed to by the Acquiring Company, and does not expose IP usage not related to xpedx. IP will use reasonable best efforts to assign/transfer.

6.	Each individual service component listed under the broader categories under “Service Description” is treated as a separate Transition Service for purposes of Section 12.3.

	Service Description	Term	Service Fee	Project Manager
1.

Enterprise Data Center Services

Provide data center facilities, infrastructure and services for enterprise applications used by the Acquired Companies, and for Acquired Companies applications and servers hosted in Service Provider data centers.

		12 months from the Distribution Date.	$552,179 Per month.	Service Provider: David Kitkowski Service Recipient: Rick Vando

2.	WAN Sevices Provide a centrally managed, private data network supporting connectivity between the Service Provider’s data centers and each Acquired Company site connected at Closing.	12 months from the Distribution Date.	$214,647 Per month	Service Provider: David Kitkowski Service Recipient: Rick Vando

3.

Remote Access

Provide the infrastructure and services for secure external (off network) access via the internet gateways to the Service Provider’s network (and, through it, to Service Provider and Acquired Company applications and network services), including the following:

•   VPN access for employees who are set up to access Service Provider or Service Recipient applications via the internet

		12 months from the Distribution Date.	$32,484 Per month	Service Provider: David Kitkowski Service Recipient: Rick Vando

• Restricted access through secure internet connections to selected 3rd party suppliers, business partners, etc.

1

	Service Description	Term	Service Fee	Project Manager
4.

Facility Support

Provide remote support for Local Area Networks, Servers, Domain Management, Active Directory, Help Desk, Backup and Security Services, Intranet Access, Internet Access & Content Filtering, Network Printers

		12 months from the Distribution Date.	$613,373 Per month	Service Provider: David Kitkowski Service Recipient: Rick Vando

5.

Messaging

Provide email forwarding from xyz@ipaper.com accounts to the Veritiv equivalents for up to 120 days from Service Commencement Date. During that time, employees will have access to information stored in their IP email accounts and Service Provider will provide technical support for such access.

		12 months from the Distribution Date.	$2,604 Per month	Service Provider: David Kitkowski Service Recipient: Rick Vando

6.	Internet Provide the infrastructure and services for the Acquired Company’s internet access.	12 months from the Distribution Date.	$141,560 Per month	Service Provider: David Kitkowski Service Recipient: Rick Vando

7.	Document Management Provide infrastructure and services to support document storage and retrieval.	12 months from the Distribution Date.	$21,419 Per month	Service Provider: David Kitkowski Service Recipient: Rick Vando

2

	Service Description	Term	Service Fee	Project Manager
8.

Telecom Services

Provide the infrastructure and services for Acquired Company voice communications, including the following: Enterprise voice (local and long distance calling), International calling, PBX System and Support, 1-800 numbers, Conference calling

		12 months from the Distribution Date.	$355,319*	Service Provider: David Kitkowski Service Recipient: Rick Vando

9.	Business IT Contracts and services not transferred to the Acquiring Company related to AS400 services, application support and software maintenance for business applications	12 months from the Distribution Date.	$1,333,333**	Service Provider: David Kitkowski Service Recipient: Rick Vando

10.

On-site Support

On-site break/fix support services and on-site service requests will be billed at actual hours including travel time. Travel expenses for on-site services requiring air travel and/or overnight lodging will be agreed to in advance of travel. These expenses will be consistent with the IP travel policy and billed at actual.

		12 months from the Distribution Date.	$75 per hour	Service Provider: David Kitkowski Service Recipient: Rick Vando

11.

Migration Services/Cutover Services

1.      Services related to migration planning, preparation or transition cutover will be billed at actual hours including travel time. Any travel requiring overnight lodging or air travel will be agreed to in advance of travel. These expenses will be consistent with the Service Provider’s travel policy and billed at actual.

2.      Any third party costs incurred by Service Provider for the purpose of planning, preparation or transition cutover will be billed at actual.

		12 months from the Distribution Date	$200 per hour	Service Provider: David Kitkowski Service Recipient: Rick Vando

*	Telecom Services – these costs are pass thru and will be billed as received from the vendor with the exception of IPT phone system services which will be supplied by IP.
**	Business IT – these costs are pass thru and will be billed as received from the vendor.

IT Services exclude the following:

1.	Systems (applications, devices, servers, storage, telephones, etc.) which are supported immediately prior to the Distribution by employees of Service Provider who are employed in the business.

2.	Disaster Recovery services for applications, devices, servers, etc. which are not in place or available immediately prior to the Distribution.

3.	System (applications, devices, servers, storage, telephones, etc) upgrades, replacements or enhancements.

4.	Procurement services (hardware, software, services, etc), except as provided in Part A of Schedule I hereto.

5.	Email hosting, filtering and delivery, excluding email forwarding.

3

6.	Non-production Enterprise Application environments.

7.	The Service Provider is not responsible for the renewal or cost of renewal of maintenance, license or support contracts for any software, hardware or services that are Transferred Assets, except as otherwise provided in the Transition Services Agreement.

4

SCHEDULE II – EXCLUDED SERVICES

A	IT Services

1.	Systems (applications, devices, servers, storage, telephones, etc.) which are supported immediately prior to the Distribution Date by Spinco Group Employees.

2.	Disaster Recovery services for applications, devices, servers, etc. which are not in place or available immediately prior to the Distribution Date.

3.	System (applications, devices, servers, storage, telephones, etc.) upgrades, replacements or enhancements.

4.	Procurement services (hardware, software, services, etc.), except as provided in Part A of Schedule I hereto.

5.	Email hosting, filtering and delivery, except email forwarding.

6.	Non-production Enterprise Application Environment.

7.	Except as otherwise provided in the Transition Services Agreement, the Service Provider is not responsible for the renewal or cost of renewal of maintenance, license or support contracts for any software, hardware or services that are Spinco Assets.

8.	Excluded Applications set forth in the IT portion of Schedule I hereto.

B	Financial & Accounting Services

1.	Accounting policy and procedures and advice.

2.	Intercompany accounting.

3.	Audit activities-internal or external.

4.	Exchange rate reporting.

5.	Record retention management.

6.	Capital project approval sign off.

7.	Credit risk assessment.

8.	Delegation of approval authorization.

9.	Internal management reporting and analysis.

10.	Credit cards, including purchase cards and corporate cards

11.	External reporting.

12.	External auditor representation.

13.	Financial policy setting.

14.	Financial reporting, consolidation and review.

15.	Financial statement preparation, review and reconciliation.

16.	Fixed asset accounting (except for those provided in Schedule I, Part A).

17.	Accounts payable services (except for those provided in Schedule I, Part A).

18.	Accounts receivable services (except for those provide in Schedule I, Part A).

19.	General ledger and chart of accounts management (except for those provide in Schedule I, Part A).

20.	Travel services (BCD), travel and expense reporting (Global One).

21.	1099 filing.

C	Sourcing and Procurement

1.	All non-transportation sourcing and procurement (except for those listed in Part A of Schedule I).

2.	All transportation sourcing (except for those listed in Part A of Schedule I).

D	Tax

Excepted as provided in the Tax Matters Agreement, all tax services, including, but not limited to:

1.	Tax management, reporting, consultation, or return preparation for U.S. federal, state, local and foreign income, employment, sales and use, property, VAT or other taxes.

2.	Tax appeals assessments and settlements.

E	Legal, Compliance, Government Relations, Investor Relations and Contingency

1.	All legal and ethics corporate compliance.

2.	International trade compliance, including import and export compliance, to the extent the provision of any such services by Service Provider to a third party is prohibited by law or would require a Service Provider to possess a governmental license.

3.	All government relations.

4.	All investor relations.

5.	All business continuity and contingency planning.

F	Risk Management

1.	All risk management services, including insurance, loss prevention and worker’s compensation.

G	Human Resources Services

All Human Resource services, including:

1.	Payroll-related administration and processing services.

2.	Employee benefit plans and arrangements and all related services and administration.

3.	Workforce administration.

4.	Employee service center services.

5.	Employee relocation services.

6.	Employee assistance services (EAP).

7.	Pre-employment background check I-9/E-Verify services.

8.	Pre-employment and employment related drug testing services.

9.	Learning administration.

10.	Employment verification services.

11.	Employ helpline services.

12.	Unemployment management services.

13.	Flex-staffing services.

14.	Outplacement services.

15.	Employee data, records management services, and reporting.

16.	H.R. Policy administration.

17.	Leave and disability processing/case management.

H	Treasury Services

All Treasury Services, including:

1.	Banking and cash management services.

2.	Investment and borrowing policy and services.

3.	Foreign currency management including hedging activities and information services.

4.	Credit facilities.

SCHEDULE III – LEAD REPRESENTATIVES

For IP:

C. Cato Ealy

Senior Vice President, Corporate Development

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

For Spinco:

Thomas S. Lazzaro

Senior Vice President, Field Sales and Operations

Veritiv Corporation

6285 Tri-Ridge Boulevard

Loveland, Ohio 45140